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Exhibit 10.52

Amendment No. 1

        This AMENDMENT No. 1 (the "Amendment") is entered into as of the 21 day of December, 2004 ("the Effective Date") by and among EYETECH PHARMACEUTICALS, INC., a Delaware Corporation having its principal place of business at 3 Times Square, 12th Floor, New York, NY 10036 ("EYETECH") and ISIS PHARMACEUTICALS, INC., a Delaware Corporation having its principal place of business at 2292 Faraday Ave., Carlsbad CA ("ISIS") to amend the License Agreement effective as of December 31, 2001 ("the Agreement"), by and among EYETECH and ISIS. Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Agreement.

        WHEREAS, ISIS wishes to induce Eyetech to agree to provide a Consent of Assignment by agreeing to amend the Agreement to amend the definition of Net Sales and timing of milestone payments set forth therein.

        Now, therefore in consideration of the foregoing and the covenants and promises contained in this Amendment, the Parties hereby amend the Agreement as follows:

        1.     The preamble of Section 3.1.2 is hereby amended as follows:

          3.1.2    Milestones.    EYETECH will pay the following milestones to ISIS within 30 days after achieving such milestones:

        2.     The definition for Net Sales set forth in Exhibit A is hereby replaced with the following definition:

          "Net Sales"    means the gross amounts billed or invoiced by Eyetech, its affiliates and sublicensees for EYE001 worldwide, less the following deductions:

          (a)   trade, quantity and cash discounts allowed, but expressly excluding discounts or allowances offered as part of a package of products that includes EYE001 sold by Eyetech, its affiliates or sublicensees;

          (b)   refunds, chargebacks and any other allowances which effectively reduce the net selling price;

          (c)   actual product returns, credits and allowances allowed to customers, and actual bad debts;

          (d)   rebates actually paid or credited to any governmental agency (or branch thereof) or to any third party payor, administrator or contractee;

          (e)   discounts mandated by, or granted to meet the requirements of, applicable state, provincial or federal law, wholesaler, including required chargebacks and retroactive price reductions;

          (f)    transportation, freight, postage charges and other charges, such as insurance, relating thereto, in each case included as a specific line item on an invoice to such third parties; and

          (g)   taxes, excises or other governmental charges upon or measured by the production, sale, transportation, delivery or use of goods, in each case included as a specific line item on an invoice to such third parties.

        If any such sales to third parties are made in transactions that are not at arm's length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm's length. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of EYE001 in arm's-length transactions in the relevant country.

        If Eyetech, its affiliate or sublicensee sells EYE001 in unfinished form to a third party for resale, then the gross amount to be included in the calculation of Net Sales arising from such sale shall be the amount invoiced by the third party upon resale, in lieu of the amounts invoiced by Eyetech, its affiliates or sublicensee when selling EYE001 in unfinished form. Otherwise, where Eyetech, its affiliate or sublicensee sells EYE001 in finished form to a third party that does not require a sublicense under the Eyetech Patent Rights for further resale (each such third party hereinafter a "Distributor"), the amount to be included in the calculation of Net Sales shall be the price invoiced from Eyetech or its affiliate or sublicensee to the third party, not the amount invoiced by the third party upon resale.

        If, in addition to or in lieu of a transfer price paid for quantities of EYE001 supplied, any Distributor provides consideration to Eyetech, its affiliate or sublicensee in connection with any EYE001 or the Distributor's rights or relationship with Eyetech, its affiliate or sublicensee in relation thereto, then such consideration shall be included in the calculation of Net Sales in the Quarter in which it becomes due to Eyetech or its affiliate or sublicensee (as applicable). Notwithstanding the foregoing, amounts received by Eyetech, or its affiliates or sublicensees, for the sale of EYE001 among Eyetech and its affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder.

        With the exception of clinical trials, including Phase IV trials, and the use of reasonable samples, EyeTech, its affiliates or sublicensees will be treated as having sold EYE001 for an amount equal to the fair market value of EYE001 if: (a) EYE001 is used by EyeTech, its affiliates or sublicensees without charge or provision of invoice, or (b) EYE001 is provided to a third party by EyeTech, its affiliates or sublicensees without charge or provision of invoice and used by such third party.

        Net Sales shall be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of EYE001 are giving rise to Net Sales.

        3.     Except as specified above, all other terms and provisions of the Agreement shall remain in full force and effect.

        4.     This Amendment shall be construed and the rights of the parties determined in accordance with the laws of the law of the state of Delaware without giving effect to its conflict of laws rules.

        5.     This Amendment may be executed in counterparts, each of which shall constitute an original but both of which shall together constitute one and the same instrument.

* * * *

        IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the Effective Date.

EYETECH PHARMACEUTICALS, INC.		ISIS PHARMACEUTICALS, INC.
By:	/s/ GLENN SBLENDORIO Name: Glenn Sblendorio Title: Chief Financial Officer	By:	/s/ B. LYNNE PARSHALL Name: B. Lynne Parshall Title: EVP & CFO

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Amendment No. 1